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
FOR IMMEDIATE RELEASE
Adam C. Derbyshire                  Mike Freeman                                Robert F. Apple
Senior Vice President and           Executive Director, Investor Relations      Chief Operating Officer
Chief Financial Officer             and Corporate Communications                215-283-6850
919-862-1000                        919-862-1000                                InKine Pharmaceutical Company
Salix Pharmaceuticals               Salix Pharmaceuticals
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             SALIX PHARMACEUTICALS TO ACQUIRE INKINE PHARMACEUTICAL

                 STRATEGIC COMBINATION CREATES LEADING SPECIALTY
               PHARMACEUTICAL COMPANY FOCUSED ON GASTROENTEROLOGY

RALEIGH, NC, AND BLUE BELL, PA, JUNE 23, 2005 - Salix Pharmaceuticals, Ltd.
(Nasdaq: SLXP) and InKine Pharmaceutical Company, Inc. (Nasdaq: INKP) announced today that the two companies have entered into a definitive merger agreement under which InKine stockholders will receive Salix common stock valued at $3.55 per share of InKine common stock, or approximately $190 million in equity value.
On a GAAP basis, the transaction is expected to be EPS neutral to Salix in 2006 and significantly accretive thereafter. The merger agreement, which was approved by the board of directors of both companies, provides that InKine stockholders will receive newly issued shares of Salix common stock in exchange for each share of InKine common stock with the final exchange ratio to be determined based on Salix's stock price prior to closing.

This merger brings together two complementary companies to create the largest specialty pharmaceutical company focused exclusively on gastroenterology. The combined company will be marketing six gastroenterology products, led by COLAZAL(R), XIFAXAN(TM) and VISICOL(R). A New Drug Application for INKP-102,
InKine's second-generation purgative product, was filed with the U.S. Food and Drug Administration in April 2005 and is currently under review. The combined company also will be developing a gastroenterology product pipeline comprised of numerous Phase III candidates and projects.
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"The combination of Salix and InKine provides an unparalleled opportunity for each company to capitalize on their assets in the short-term and strengthen their prospects for continued growth over the long-term," stated Carolyn J.
Logan, President and Chief Executive Officer, Salix Pharmaceuticals. "The combined company should benefit from the expanded reach and penetration of a sales force totaling approximately 100 specialty sales representatives focused on gastroenterologists. The addition of VISICOL tablets to our product portfolio provides Salix entry into the growing purgative/bowel preparation market along with the potential to enter the prescription constipation market with InKine's second-generation purgative product, INKP-102. We view VISICOL and INKP-102 as key additions to our mission to provide important and effective products to gastroenterologists and their patients. We believe the opportunity to combine the assets of our two companies should benefit all the combined company's stakeholders - patients, physicians, stockholders and employees."

Commenting on the merger, Leonard S. Jacob, M.D., Ph.D., Chairman and Chief
Executive Officer, InKine Pharmaceutical Company, stated, "We believe the combination of InKine and Salix will provide critical mass to further grow sales of VISICOL, the only FDA-approved tablet for bowel preparation prior to colonoscopy, and fund the timely launch of our next-generation purgative agent, INKP-102. We are confident that the expanded gastroenterology-focused marketing and sales effort of the combined company will substantially increase the adoption and utilization of InKine's products which will benefit our stockholders now and in the future."

RATIONALE FOR MERGER

This transaction should accelerate both companies' strategic initiatives. The addition of VISICOL(R), InKine's flagship product with patent protection to 2013, and INKP-102, a product with potential patent-protection through 2024, to the Salix product portfolio represents the next opportunity for Salix to create stockholder value by leveraging its primary asset - its top-performing specialty sales force. The combination of the two companies represents an opportunity for InKine to take advantage of the strength of the marketing and sales capabilities of the combined company in order to more rapidly penetrate the purgative market and capitalize on its key assets - VISICOL, the first and only tablet formulation purgative product - and INKP-102, a second-generation purgative product, potentially approvable in both colonoscopy preparation and in constipation. Among other things, the combined entity:

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     o    Represents a combination of assets with strategic fit and clear rationale for ongoing growth;

     o Creates the largest and most-respected specialty sales force in gastroenterology;

     o Enhances the ability to pursue additional product acquisitions to improve ongoing growth prospects;

     o Offers immediate opportunity to capitalize on VISICOL, COLAZAL and XIFAXAN's strong growth potential; and

     o Broadens and strengthens the portfolio of marketed and potential, patent-protected products available to drive revenue.

Salix is committed to retaining the best management team and marketing and sales team for the combined company and recognizes that a number of the current InKine employees are complementary to the Salix team. Salix will retain certain InKine senior executives to help lead the combined entity.

The combined company will continue to operate out of Salix's corporate headquarters in Raleigh, NC. The combined company will sell its products through a sales force comprised of approximately 100 specialty sales representatives focused on gastroenterologists who will serve in geographic locations across the United States.

TRANSACTION TERMS

Salix's business combination with InKine will take the form of a tax-free stock-for-stock merger and is expected to be completed in the fourth quarter of 2005. Under the terms of the agreement, InKine shareholders will receive newly issued shares of Salix common stock for each InKine share owned based on an exchange ratio. This exchange ratio will equal $3.55 divided by the average
(rounded to the nearest cent) of the per share closing prices of Salix common stock as reported by NASDAQ during the 40 trading days ending two days prior to the closing of the transaction; however, if this average is greater than $20.44, then the exchange ratio will be 0.1737, and if this average is less than $16.00, then the exchange ratio will be 0.2219. Cash will be paid for fractional shares.


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The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust
Improvements Act, approval of InKine's stockholders and approval of Salix's stockholders. In association with the transaction, Salix anticipates it may incur charges associated with purchase accounting which will be detailed following its closing.

Banc of America Securities is acting as exclusive financial advisor to Salix;
and Wyrick Robbins Yates & Ponton LLP is acting as legal counsel to Salix in the transaction. UBS Securities LLC is acting as exclusive financial advisor to InKine; and Morgan, Lewis & Bockius LLP is acting as legal counsel to InKine in the transaction.

CONFERENCE CALL INFORMATION

Salix will host a joint conference call to discuss the contents of this press release at 5:00 p.m. ET, on Thursday, June 23, 2005. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 946-0719 (U.S. and Canada) or (719) 457-2645 (international.) The access code for the call is 6154011. A replay of the call will be available beginning at 8:00 p.m. ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 6154011.

ABOUT SALIX

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through Salix's gastroenterology specialty marketing and sales team.


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Salix's first marketed product is COLAZAL(R) (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Salix launched the product in the U.S. through its specialty sales force in January 2001. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%);
vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN(TM) (rifaximin) tablets 200 mg are indicated for the treatment of patients (=12 years of age) with travelers' diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated.
The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1 %) and rectal tenesmus
7.2% (vs. 8.8%).

Salix also markets AZASAN(R) (azathioprine 75mg and 100mg tablets, USP),
Anusol-HC(R) 2.5% (hydrocortisone Cream USP), Anusol-HC(R) 25 mg Suppository
(Hydrocortisone Acetate), Proctocort(R) Cream (Hydrocortisone Cream USP) 1% and
Proctocort(R) Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

ABOUT INKINE

InKine Pharmaceutical Company, Inc., headquartered in Blue Bell, PA, is a publicly traded specialty pharmaceutical company focused on developing and commercializing pharmaceutical products for the diagnosis and treatment of gastrointestinal disorders. InKine's development strategy is to acquire late-stage drug candidates with short times to commercialization. InKine's first franchise product, VISICOL, is the only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy.
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VISICOL(R) Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL(R)
Tablets are the only FDA approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

Salix trades on the Nasdaq National Market under the ticker symbol "SLXP".
InKine trades on the Nasdaq Small Cap Market under the ticker symbol "INKP".

For more information on Salix please call 919-862-1000 or visit www.salix.com.
Information on the web site is not incorporated in Salix's SEC filings.

For more information on InKine please call 215 283-6850 or visit www.InKine.com.
Information on the web site is not incorporated in InKine's SEC filings.

AZASAN(R) is a registered trademark of aaiPharma Inc.

XIFAXAN(TM) is licensed from Alfa Wassermann SpA.

VISICOL(R) is a registered trademark of InKine Pharmaceutical Company, Inc.
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       Please Note: This press release contains forward-looking statements regarding future events including statements regarding the effect of the transaction to EPS, the benefits of the merger to InKine and Salix and to each of their stockholders, the timing of completion of the transaction and potential purchase accounting charges. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include receipt of regulatory and stockholder approval, integration of the two companies, post closing, market acceptance for the transaction and approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that Salix and InKine file from time to time with the
       Securities and Exchange Commission.

ADDITIONAL INFORMATION

In connection with the merger between Salix and InKine, Salix intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY
HOLDERS OF SALIX AND INKINE ARE URGED TO READ THE JOINT PROXY
STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE
BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SALIX, INKINE AND THE
MERGER. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Salix or InKine with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents
(when they are available) filed with the SEC by Salix by directing a request to:
Salix Pharmaceuticals, Ltd., 1700 Perimeter Park Drive, Morrisville, North
Carolina 27560, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by InKine by contacting
InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18,
Suite 440, Blue Bell, Pennsylvania 19422, Attn: Investor Relations

Salix, InKine and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Salix and InKine in favor of the merger. Information about the executive officers and directors of Salix and their ownership of Salix common stock is set forth in the proxy statement for Salix's 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2005. Information about the executive officers and directors of InKine and their ownership of InKine common stock is set forth in the proxy statement for InKine's 2005 Annual Meeting of Stockholders, which was filed with the SEC on May 2, 2005. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Salix, InKine and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.